                                                             Exhibit (a)(5)(xii)

PRESS RELEASE

CONTACT:

Dan Sullivan 212-929-5940
Daniel H. Burch 212-929-5748
MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

      F&H ACQUISITION CORP. EXTENDS TENDER OFFER FOR FOX & HOUND RESTAURANT
                     GROUP UNTIL FRIDAY, FEBRUARY 24, 2006

         DALLAS, TX - FEBRUARY 17, 2006 -- F&H Acquisition Corp. announced today that it has  extended  its  $16.30 per share  cash  tender  offer for all of the common stock of Fox & Hound not already owned by it or its subsidiaries to 12:00
Midnight, New York City time, on Friday, February 24, 2006. The tender offer was previously  set to expire at 12:00  Midnight,  New York City time,  on Thursday,
February  16,  2006.  The  extension  of the tender offer is intended to provide additional time for F&H Acquisition Corp. to satisfy the  Hart-Scott-Rodino  Act condition.  Pursuant  to the  merger  agreement  between  Fox &  Hound  and  F&H
Acquisition Corp.  (including certain of its affiliates),  F&H Acquisition Corp.
is permitted  to extend the tender  offer for one or more periods as  reasonably necessary to permit a condition to be satisfied,  in increments of not more than five  business days each,  if, at any scheduled  expiration of the tender offer, any of the  conditions  to the tender  offer  shall not have been  satisfied  or waived.

         As of the close of business on February  16, 2006, a total of 8,476,691 shares had been tendered in and not  withdrawn  from the offer,  which  together with the shares owned by F&H Acquisition  Corp. and its subsidiaries  (including
NPSP  Acquisition  Corp.),  represents  approximately  92% of the  total  shares outstanding of Fox & Hound.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY FOX & HOUND'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO THE OFFER
TO PURCHASE AND RELATED  MATERIALS  THAT F&H  ACQUISITION  CORP.  FILED WITH THE
SECURITIES  AND EXCHANGE  COMMISSION ON JANUARY 6, 2006, AS AMENDED  JANUARY 13,
2006, JANUARY 27, 2006, JANUARY 31, 2006, FEBRUARY 3, 2006 AND FEBRUARY 8, 2006,
AND  PLANS  TO  AMEND  PROMPTLY.  FOX & HOUND  STOCKHOLDERS  SHOULD  READ  THESE
MATERIALS  CAREFULLY BECAUSE THEY CONTAIN IMPORTANT  INFORMATION,  INCLUDING THE
TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE
AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC'S WEBSITE
AT WWW.SEC.GOV OR FROM F&H ACQUISITION CORP. BY CONTACTING  MACKENZIE  PARTNERS,
INC.  TOLL-FREE AT  1-800-322-2885  OR COLLECT AT 1-212-929-5500 OR VIA EMAIL AT
PROXY@MACKENZIEPARTNERS.COM.